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                                                                    EXHIBIT 99.1

                 (BLACKMAN KALLICK BARTELSTEIN LLP LETTERHEAD)


November 30, 2004

Mr. Robert Zimmer
Vice President & Chief Financial Officer
Universal Automotive Industries, Inc.
11859 South Central Avenue
Alsip, IL 60803

Dear Bob,

Per your request, please be advised that Blackman Kallick completed their review of the financial statements of the Company for the third quarter ended September 30, 2004 in accordance with Statement on Auditing Standards No. 100, as amended, on the filing date.

Please feel free to include this communication in any correspondence regarding this matter you may have with the appropriate parties at the NASDAQ or SEC.

Sincerely,

Blackman Kallick Bartelstein, LLP

/s/ BRIAN K. LANGHAM

Brian K. Langham
Audit Partner